Fontanella and Babitts
CERTIFIED PUBLIC ACCOUNTANTS                            534 Union Boulevard
                                                        Totowa, New Jersey 07512
                                                        Tel:   (973) 595-5300
                                                        Fax:   (973) 595-5890


                                                        May 20, 2002



Board of Directors
Synergy Bank
310 North Avenue East
Cranford, New Jersey 07016-0130

Re:    New Jersey Income Tax Opinion
       Relating to the Initial Stock Offering
       of Synergy Financial Group, Inc.

Dear Board Members:

You have asked us to give certain limited opinions as to the New Jersey income tax consequences of the proposed initial Public Stock Offering (the "Offering") of Synergy Financial Group, Inc. (the "Company.") The Company proposes, pursuant to the laws of the United States of America and the Rules and Regulations of the Office of Thrift Supervision ("OTS"), to conduct a stock offering of up to but less than 50% of the aggregate of the total voting stock of the Company.

In rendering this opinion, we have assumed that the statement of the opinions to be issued by the Bank's counsel, with respect to the federal income tax laws ("Federal Opinion Letter"), is in fact, an accurate statement of the federal income tax consequences of the Offering, and that Malizia, Spidi & Fisch, PC will render those opinions.

Based solely upon the information in the Federal Opinion Letter and our analysis and examination of current applicable New Jersey income tax laws and provided the Offering is undertaken in accordance with the assumptions in the Federal Opinion Letter, we render the following opinion:

  1. To the extent the Company will recognize no gain or loss upon its receipt of money in exchange for shares of common stock of the Company ("Company Stock") under the Internal Revenue Code of 1986, as amended (the "Code"), there will be no gain or loss under the New Jersey Corporation Tax Act.

  2. It is more likely than not that the fair market value of the subscription rights to purchase Company Stock is zero. Accordingly, to the extent no gain or loss will be recognized under the Code by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of Company Stock, there will be no gain or loss for New Jersey personal income tax purposes. Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights for New Jersey personal income tax purposes to the extent there will be no gain or loss under the Code.

Board of of Directors                                                         2.
Synergy Bank




Our opinion is limited to the material New Jersey income tax matters described above and does not address any other material New Jersey tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on New Jersey Income Tax Laws. These laws are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on New Jersey, and there can be no assurance, and none is hereby given, that New Jersey will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by New Jersey.


This opinion is given solely for the benefit of the parties to the Offering, the Eligible Account Holders and Supplemental Eligible Account Holders and those who purchase stock pursuant to the Offering, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Form MHC-2 of the Bank filed with the OTS, and the Registration Statement on Form SB-2 of the Company filed under the Securities Act of 1933, as amended, and to the reference of our firm in the prospectus related to this opinion.

                                                    Very truly yours,


                                                    /s/Fontanella and Babitts
                                                    ----------------------------
                                                    Fontanella and Babitts